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            DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS OF
                       ARMSTRONG WORLD INDUSTRIES, INC.



          This plan is established to provide a method whereby a nonemployee director (hereinafter referred to as a "director") of Armstrong World Industries, Inc. may elect to defer the receipt of moneys due to him for his services to the Company.

          1. Prior to January 1 of any year (or prior to the beginning of a term of a newly elected director), a director may elect to have all or any part of the compensation to be earned by him by virtue of his being a director during such year (or part thereof for a new director), plus interest thereon as provided in paragraph 2 hereof, paid to him or his designated beneficiary in one of the following ways :

               (a) Payment to him in ten approximately equal annual installments beginning at the earlier of his termination of services as a director or age 65, with any unpaid balance at his death paid in a lump sum to a beneficiary designated by him.

               (b) Payment to him in ten approximately equal annual installments beginning at the later of age 65 or termination of his services as a director, with any unpaid balance at his death paid in a lump sum to a beneficiary designed by him.

               (c) Payment upon his death only in a lump sum to a beneficiary designated by him.

               (d) Any other mode of payment upon which the President of the Company and a director may agree prior to the time when an election is required.

          2. Interest will be compounded annually on any amounts deferred under this plan at a rate equal to the ninety (90) day U. S. Treasury Bill rate established at the first auction in each respective year. For convenience, amounts deferred in any current year will be credited with interest for 1/2 of the current year or of the period served by the director, whichever is applicable .

          3. An election by a director to defer compensation with respect to any calendar year (or part thereof for a new director) shall be irrevocable after the year (or part-year) begins, and the election and beneficiary designation shall continue to be effective with respect to compensation in each succeeding calendar year until and unless, before the beginning thereof, a director files a new election or informs the President of the Company in writing that he wishes to receive his entire compensation in cash.

          4. Designations of beneficiary shall be made only in a writing filed with the Secretary of the Company during a director's lifetime. All designations shall be revocable and may be changed in the same manner at any time unless expressly stated to be irrevocable. A revocable beneficiary designation (other than one designating a trustee as beneficiary) shall be
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revoked by the death of the beneficiary. The rights of an irrevocably designated beneficiary (other than a trustee) shall inure to his estate. The rights of a trustee beneficiary shall insure to his successor as trustee. If no beneficiary designation is in effect at the death of a director, payments otherwise due a beneficiary shall be paid to the deceased director's estate.

          5. Amounts payable under this plan may not be voluntarily or involuntarily assigned by a director or beneficiary.

          6. The Company may amend or terminate this plan at any time with respect to directors' compensation not yet earned.